EXHIBIT 10.8

FIRST AMENDMENT TO THE
WASTE MANAGEMENT, INC. EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Waste Management, Inc. (the “Company”) maintains the Waste Management, Inc. Employee Stock Purchase Plan, as Amended and Restated Effective May 12, 2020 (the “Plan”); and

WHEREAS, the Plan Sponsor Committee of the Waste Management Employee Benefits Plans (the “Committee”) has the authority to amend the Plan at any time pursuant to Section 14; and

WHEREAS, the Committee now desires to amend the Plan’s definition of “Exercise Price” to only be the price per share of Common Stock offered in a given Offering Period based on 85% of the Fair Market Value on the Exercise Date of such Offering Period, which is the last business day of each Offering Period.

NOW, THEREFORE, effective as of January 1, 2024, the Plan’s definition of “Exercise Price” is hereby amended in its entirety and replaced by the following:

1.	Definitions.

As used in the Plan the following terms shall have the meanings set forth below:…

(k)“Exercise Price” means the price per share of Common Stock offered in a given Offering Period, which shall be 85% of the Fair Market Value of a share of the Common Stock on the Exercise Date of such Offering Period.

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IN WITNESS HEREOF, the Plan Sponsor Committee has caused this First Amendment to be executed on its behalf by its duly authorized delegate this 11th day of September 2023.

Plan Sponsor Committee of the Waste Management Employee Benefits Plans

By:  /s/ Kelly Rooney

Kelly Rooney

Its: Delegate